Exhibit 99.1

Media contact

Kerry Kelly

Vice President

External Communications

Change Healthcare

339-236-2756

kerry.kelly@changehealthcare.com

Change Healthcare Names Bansi Nagji to Board of Directors

Nashville, Tenn., June 18, 2020––Change Healthcare Inc. (Nasdaq: CHNG), a leading independent healthcare technology company, announced today that Bansi Nagji, president, Healthcare at GoodRx, and former executive vice president and chief strategy and business development officer at McKesson Corporation, has been appointed to its board of directors effective June 15, 2020.

“As an accomplished leader with extraordinary healthcare knowledge, Bansi’s experience will be invaluable as we drive innovation and further advance our position in the marketplace,” said Howard L. Lance, chairman of the Change Healthcare Board of Directors. “Bansi played a critical role in the formation of Change Healthcare and we are thrilled to welcome him back to our board and look forward to his insights and guidance as we continue to expand our capabilities and accelerate our growth.”

“I am delighted to return to the Change Healthcare Board of Directors and to help the company in its mission to drive significant value for stakeholders across the healthcare continuum,” said Mr. Nagji. “I know the scale and potential of Change Healthcare and look forward to helping the company accelerate its vision of inspiring a better healthcare system during this critical period for healthcare in our country.”

With the addition of Mr. Nagji, the Change Healthcare Board of Directors will be comprised of ten directors, nine of whom are independent.

Prior to his positions at GoodRx and McKesson, Mr. Nagji was a principal at Deloitte Consulting, LLP, and global leader, Monitor Deloitte. Mr. Nagji also served on the board of directors of Deloitte LLP from 2013 to 2015. Prior to that, Mr. Nagji was with Monitor Group, a global strategy consulting firm, for twenty years where he was a senior partner and president when the firm merged with Deloitte.

Mr. Nagji has been recognized multiple times by EMpower as a senior executive role model for minorities in the workplace. He is also an active supporter of several not for profit organizations.

Mr. Nagji received his B.A. and M.A. from Cambridge University and an M.B.A. with Distinction from INSEAD.

About Change Healthcare

Change Healthcare (Nasdaq: CHNG) is a leading independent healthcare technology company that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. We are a key catalyst of a value-based healthcare system, accelerating the journey toward improved lives and healthier communities. Learn more at changehealthcare.com.

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